UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

JOHN T. JIMENEZ

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 8, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Toby Neugebauer Nominates Stellar Slate of Highly Qualified Independent Directors to the Fermi Board for Shareholder Consideration at Upcoming Special Meeting

Nominees Bring Institutional Capital Markets Experience, Energy-Sector CFO Credentials, Proven Governance Expertise, and Hands-On M&A Transaction Experience Required to Maximize Value for All Fermi Shareholders

Slate of Nominees are in Addition to Neugebauer's Recent Nominations—Power and Finance Industry Titans, Miles Everson and Larry Kellerman—Who Joined the Fermi Board in the Last Three Weeks

DALLAS, May 8, 2026 /PRNewswire/ -- Toby Neugebauer, Co-Founder and largest shareholder of Fermi Inc. (d/b/a Fermi America) ("Fermi" or the "Company"), today announced his completed slate of highly qualified independent directors to the Fermi Inc. board.

The independent nominees — David A. Daglio Jr., Charles M. Elson, John T. Jimenez, and Janet Yang — proudly join Mr. Neugebauer to bring objective insight and specialized sector expertise across finance, corporate governance, risk advisory, energy, and capital markets. Their distinguished accomplishments for industry-leading corporations and institutions uniquely position them to unlock the full intrinsic value of Project Matador for all shareholders.

"Project Matador is among the most strategically valuable energy and land assets in the country — over 2 GW of total power generation, ~6 GW permitted, initial construction complete, and ~$1 billion in financing closed. I believe the right partner for a change of control will bring a low cost of capital, proven construction capability, and a customer at the table. Interest could come from hyperscalers, utilities, data center developers, chip manufacturers, or oil and gas power developers. Fermi shareholders deserve a board with the credentials and fresh perspectives to execute a credible, competitive sale or strategic partnership. That's why I called a special meeting and nominated a slate that brings real M&A expertise, energy-sector financial leadership, and governance accountability — alongside my recently appointed and elected board members, Miles Everson and Larry Kellerman. I haven't sold a single share since the IPO. My interests are fully aligned with my fellow shareholders, and I'm committed to running a process that maximizes value," said Toby Neugebauer.

The nominees will stand for election at the Special Meeting of Shareholders scheduled for May 29, 2026, which Mr. Neugebauer validly called in his capacity as President and Chief Executive Officer in accordance with the Company's charter and bylaws. In the event the board continues to defer shareholders' ability to have a voice in the Company's future and the May 29th Special Meeting is denied, these nominees will stand for election at a planned Shareholder Meeting to be called by Mr. Neugebauer and other shareholders, which is anticipated to be held on or around June 30, 2026, along with two additional nominees Juan A. Pujadas and Sheila Hooda. Mr. Neugebauer, the Neugebauer family, and other C-suite executives and management that departed on or after Friday, April 17 own ~40% of the outstanding shares.

THE NOMINEES FOR THE MAY 29, 2026 SPECIAL MEETING

David A. Daglio Jr. — M&A and Institutional Strategy

Mr. Daglio served as Chief Investment Officer and Global Investment Strategist of TwinFocus Capital Partners, a private investment firm, from 2023 to April 2026. Mr. Daglio is currently in the process of launching Longnook Ventures, LLC, an asset management firm. He previously served in various leadership roles at Mellon Investments Corporation, a global investment manager, including as a non-executive director from 2019 to 2020, and as Chief Investment Officer, Executive Vice President and Executive Director from 2017 to 2019. During this tenure, he oversaw the integration of Mellon Capital, The Boston Company, and Standish into a unified $500 billion asset manager, the 7th largest in the world, and served as portfolio manager of hedge funds and value based equity strategies. In 2021, Mr. Daglio founded BC-GUMPS, a specialty investment firm focused on systematic recession protection through Credit Default Swaps, which he sold to TwinFocus in 2022. He also maintains a portfolio of private investments, providing direct insight into capital allocation and operational governance across diverse industries.

Mr. Daglio served on the boards of directors of Alkermes plc from 2020 to 2025 and Total Brain Limited from 2020 to 2022. Mr. Daglio also served as Executive in Residence at the Lally School of Management at Rensselaer Polytechnic Institute from 2019 to 2020.

Charles M. Elson — Corporate Governance and Shareholder Accountability

Mr. Elson has served as Executive Editor-at-Large at Directors & Boards magazine, a publication for public and private company directors and C-suite executives with a focus on corporate governance practices and trends, since 2020. Mr. Elson previously served as Of Counsel/Consultant to Holland & Knight LLP, a multinational law firm, from 1995 to 2024, taught as a Lecturer in Law at the University of Pennsylvania Carey Law School in 2023, and served as Professor of Finance, Edgar S. Woolard, Jr. Chair in Corporate Governance and Founding Director of the John L. Weinberg Center for Corporate Governance at Alfred Lerner College of Business and Economics, University of Delaware from 2000 to 2021.

Mr. Elson served as a director of Enhabit, Inc. since 2022 and previously served on the boards of directors of Blue Bell Creameries from 2019 to 2024 and Encompass Health Corp. from 2004 to 2022. Mr. Elson has served as Vice Chairman of the American Bar Association's Committee on Corporate Governance since 1998. Mr. Elson is also a member of the National Association of Corporate Directors Best Practices Council on Coping with Fraud and Other Illegal Activity and various Blue Ribbon Commissions including the commissions on Director Compensation, Director Professionalism, CEO Succession, Audit Committees, Strategic Planning, and Director Evaluation.

John T. Jimenez — Energy Finance and Operations

Mr. Jimenez served as Chief Financial Officer of BKV Corporation, an energy company focused on natural gas production, power generation and carbon capture, from 2021 to 2025, playing a critical role in the company's expansion into power generation and its subsequent initial public offering, as well as leading capital formation, joint ventures, acquisitions, and governance initiatives that contributed to a $1 billion-plus increase in shareholder value. From 2019 to 2021, Mr. Jimenez served as Chief Financial Officer of Gas and Power Trading Americas, BP Plc, a global energy provider, and a member of the board of directors of BP Energy Company, a subsidiary of BP Plc. Mr. Jimenez also served as interim Chief Executive Officer of VAKT Global Limited, a technology venture backed by five of the world's largest oil and gas producers that developed the first enterprise-scale distributed ledger platform for physical energy trading, in 2018. Prior to that, he served in various positions at various affiliates of BP Plc, including Vice President and Head of IST Global Finance Services from 2016 to 2017, Transformation Director from 2014 to 2015, Chief of Staff and Vice President of HR Strategy and Planning from 2012 to 2014 and Finance Director—Group HR from 2006 to 2012.

Mr. Jimenez served on the board of directors of BP Energy Company, a subsidiary of BP Plc, from 2019 to 2021 and as Chairman of the board of directors of VAKT Holdings Ltd from 2019 to 2021.

Janet Yang — Capital Markets and Capital Structure

Ms. Yang has been the Chief Financial Officer for Reveam, Inc., a developer and operator of electronic cold pasteurization treatment systems, since September 2024. From May 2023 to September 2024, Ms. Yang held the role of Research Director, Energy and Mining at GMT Capital Corp., the global long/short equity investment manager of the Bay Resource Partners Funds. She served as Executive Vice President and Chief Financial Officer of W&T Offshore, Inc., a Texas-based oil and gas exploration and production company, from November 2018 to May 2023. While at W&T Offshore, Inc., Ms. Yang was responsible for $1.7 billion in financing transactions and played a key role in other strategic initiatives, including a substantial deleveraging of the company and originating the company's partnerships with leading, international energy companies such as Baker Hughes General Electric and South Korea's state-owned oil company, Korea National Oil Corporation. Earlier in her career, Ms. Yang held positions in research and investment analysis at BlackGold Capital Management, investment banking at Raymond James and energy trading at Allegheny Energy.

Since November 2024, Ms. Yang has served on the board of directors of Integra Resources Corp., a precious metals producer in the western United States. She has also served on the board of directors of Saturn Oil & Gas Inc., a Canadian energy company, since June 2023. Ms. Yang previously served as a director at Florida Canyon Gold Inc., another precious metals producer, from July 2024 until its acquisition by Integra Resources Corp. in November 2024, and at precious metals producer Argonaut Gold Inc. from August 2023 until its acquisition by Alamos Gold Inc. in July 2024.

Toby Neugebauer — Capital Markets and Capital Structure; Power Development

Mr. Neugebauer is a co-founder of Fermi America and previously served as the President and Chief Executive Officer of Fermi and its predecessor, Fermi LLC, from January 2025 until April 2026. Since 2016, Mr. Neugebauer has also served as the principal and managing partner of his family office through various entities. Mr. Neugebauer is a seasoned investor and entrepreneur in energy infrastructure, with a career spanning private equity, investment banking, and strategic development. Mr. Neugebauer served as the Chief Executive Officer and Executive Chairman of GloriFi Inc., a fintech company, from 2021 to 2022, Co-Founder and Chairman of the Executive Committee of Crestmoor Capital Partners, a capital and advisory services firm, from 2018 to 2024, and Co-Founder and Co-Managing Partner of Quantum Energy Partners, a dedicated energy private equity firm, from 1998 to 2014. Mr. Neugebauer founded Windrock Capital, a specialized energy investment bank, in 1998, which was later acquired by Macquarie, marking a successful exit in the financial services sector.

Mr. Neugebauer has served on numerous boards across the energy value chain, leading projects in private water infrastructure and fintech ventures. Mr. Neugebauer has served as a director of Fermi since its initial public offering in September 2025, the company's largest individual shareholder, with approximately 23% of outstanding shares. As co-founder and former Chief Executive Officer, he led Fermi from inception through its public listing and the assembly of Project Matador — the largest privately developed energy campus in the United States — including the securing of approximately 2 GW of contracted gas generation assets, the nation's second-largest Clean Air Permit (~6 GW, with an additional ~5 GW application filed), the only active NRC-accepted AP1000 Combined Operating License application in over 15 years, and more than $1 billion in closed financing facilities.) Neugebauer is co-founder and former Managing Partner of Quantum Energy Partners, one of the United States' most respected energy-focused private equity firms, where he helped build and oversee a multi-billion-dollar investment platform focused on upstream oil and gas, midstream infrastructure, and energy services. Through Quantum and his subsequent work at Purpose Capital Management, Neugebauer has deployed and overseen capital across the full spectrum of energy infrastructure — from early-stage private development through institutional-scale public market execution.

TWO ADDITIONAL NOMINEES IF SHAREHOLDER-CALLED MEETING NECESSARY

Juan A. Pujadas—Capital Markets and Governance

Mr. Pujadas served as Vice Chairman, Global Advisory Services of PricewaterhouseCoopers International Limited, London, United Kingdom, an international audit, financial advisory, risk management, tax and consulting firm in the PricewaterhouseCoopers LLP global network, from 2008 until his retirement in June 2017. Mr. Pujadas served as the leader of the U.S. Advisory practice of PricewaterhouseCoopers LLP, the U.S. member firm of PricewaterhouseCoopers International Limited, from 2003 to 2009.

Mr. Pujadas served on the board of directors of Wells Fargo & Company, where he was a member of the Finance Committee and the Risk Committee, from 2017 to 2023.

Sheila Hooda — Transformational Strategy and Risk Oversight

Sheila Hooda is an experienced independent board director and committee chair of Nominating & Governance, Risk and Audit committees. Her governance expertise spans public, private, pre- and new IPO companies, private credit funds and special purposes acquisition vehicles. She is a transformational leader and a qualified financial expert with a breadth of global business, finance, risk, technology and regulatory expertise. Ms. Hooda is the CEO of Alpha Advisory Partners and a former C-level operating executive with 30+ years of expertise, recognized for leading complex customer-centric and digital transformations, driving growth and M&A, and providing strategic direction at Fortune/S&P 500 firms.

Ms. Hooda has served on the boards of: Enact Holdings, Inc., where she chairs the Nominating & Governance Committee (since the company's IPO in 2021); Alera Group, Inc., a fast growth GenStar and Flexpoint Ford private equity portfolio company (since 2024); and AGL Private Credit Income Fund, a closed-end management investment company launched through an exclusive cooperation agreement with Barclays and backed by the Abu Dhabi Investment Authority, where she chairs the Nominating & Governance committee (since 2024). Ms. Hooda recently served on the boards of ScION Tech Growth Special Acquisition Program (from 2020 to 2022 and 2021 to 2023, respectively), where she chaired both companies' Audit Committees; and Mutual of Omaha Insurance Company, where she chaired the Risk Committee (from 2016 to 2023). Previously, Ms. Hooda chaired the Nominating and Governance Committee of new IPO company ProSight Global (from 2019 to 2021) and served on the board of Virtus Investment Partners (from 2016 to 2020).

Ms. Hooda's former senior executive leadership positions include TIAA, Credit Suisse Investment Bank, Thomson Reuters and Bankers Trust across the United States, Europe and Asia. She started her career in the United States with McKinsey & Co.

Important Information

Mr. Neugebauer and two of his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the "Fermi Founder Parties"), together with David A. Daglio, Charles M. Elson, John T. Jimenez and Janet Yang (collectively, in such capacity, the "May 29 Meeting Participants"), intend to file a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies with respect to the election of the Fermi Founder Parties' slate of director candidates and other proposals that may come before the special meeting of shareholder called for May 29, 2026 (the "May 29 Meeting").

The Fermi Founder Parties and David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, in such capacity, the "Shareholder-Called Special Meeting Participants" and together with the May 29 Meeting Participants, the "Participants") intend to file a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of proxies with respect to the solicitation of agent designations for calling a special meeting of shareholders anticipated to be held on or around June 30, 2026 (the "Shareholder-Called Special Meeting").

THE APPLICABLE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE APPLICABLE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD AND THE GREEN PROXY CARD, AS APPLICABLE, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE APPLICABLE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Fermi Founder Parties filed a Schedule 13G with respect to the Company on November 14, 2025, which reported that Mr. Neugebauer beneficially owns 139,016,035 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, and Melissa A. Neugebauer 2020 Trust beneficially owns 94,359,659 shares of Common Stock. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

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